Exhibit 10.2

English Summary of an agreement dated September 6, 2016 between Xavier Luis Ochoa Peressini (the “Employee”) and Andes Corporacion Minera S.A. (the “Corporation”).

The Corporation appoints the Employee as Chief Operating Officer of all of the Corporation’s projects located in Argentina, including the San Jose and Los Azules projects.  Among his responsibilities, the Employee shall undertake the following:

•                  Holding quarterly meetings at the San Jose mine, to review the operations and performance of the project

•                  Organizing meetings as required, with local authorities in Argentina regarding the San Jose mine and the Los Azules project

•                  Organizing monthly meetings and overseeing the technical teams at the Los Azules project

The Employee shall report to the President of the Corporation or to anyone designated by the President and shall devote such time as is necessary to carry out such services.  The agreement is subject to a three month probationary period and the Employee shall be paid remuneration of $100,000 per annum for the services to be provided hereunder.

The agreement contains a restriction on the Employee for a period of six months from the termination of the agreement for any reason, from taking any interest or participating in activities in the Department of Calingasta, San Juan and Perito Moreno, Santa Cruz, subject to certain exceptions.  The agreement also contains a provision whereby the Employee is prohibited from soliciting the Corporation’s employees, consultants or officers for a period of 18 months following the termination of the agreement.

The agreement is governed by the laws of Argentina.